Exhibit 4.1

                      SECOND AMENDMENT TO RIGHTS AGREEMENT

         Second Amendment (the "Amendment"), effective as of January 25, 2006 between Guidant Corporation, an Indiana corporation (the "Company") and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) as rights agent (the "Rights Agent"), to the Rights Agreement (the "Rights Agreement"), dated as of December 15, 2004 and amended effective as of November 14, 2005, between the Company and the Rights Agent.

                              W I T N E S S E T H

         WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement;

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time prior to the Distribution Date (as defined in the Rights Agreement) supplement or amend any provision of the Rights Agreement in accordance with the provisions of Section 27 thereof; and

         WHEREAS, the Board of Directors of the Company has deemed it desirable and in the best interests of the Company and its shareholders to amend the Rights Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

         Section 1. Amendment of Rights Agreement.

              (a) The last sentence of paragraph (d) of Section 1 of the Rights Agreement shall be amended by deleting the sentence in its entirety and substituting a new sentence as follows:

         Notwithstanding the foregoing, for purposes of this Agreement, neither Boston Scientific, a Delaware corporation, nor any of its Affiliates or Associates (collectively, "Acquiror") shall be deemed to be the "Beneficial Owner" of, or "beneficially own," any of the shares of Common Stock solely as a result of the execution of that certain Agreement and Plan of Merger, dated as of January 25, 2006, by and among Acquiror, Galaxy Merger Sub, Inc. ("Sub"), an Indiana corporation and a wholly owned subsidiary of Acquiror and the Company (as may be further amended from time to time) or the consummation of the transactions contemplated thereby in accordance with the terms thereof.

              (b) Section 7(a) shall be amended in its entirety to read as follows:

         Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) 5:00 P.M., New York City time, on December 15, 2014, or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board, the "Final Expiration Date"), or (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, or (iii) the time at which the Rights may be exchanged as provided in Section 24 hereof, or (iv) the time at which all of the Rights expire pursuant to Section 13(d) hereof, or (v) the Effective Time of that certain Agreement and Plan of Merger, dated as of January 25, 2006, by and among Acquiror, Sub and the Company (as may be further amended from time to time) (the earliest of (i), (ii), (iii), (iv) and (v) being herein referred to as the "Expiration Date").

         Section 2. Continued Effectiveness. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified in Section 1 above, the Rights Agreement, as previously amended to the date hereof, shall be unaffected by this Amendment and remain in full force and effect in accordance with its terms.

         Section 3. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

         Section 4. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used but not defined herein have the meanings assigned to them in the Rights Agreement.

         Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Indiana and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year above written.

                                      GUIDANT CORPORATION


                                      /s/ Bernard E. Kury
                                      ------------------------------------------
                                      By:    Bernard E. Kury
                                      Title: Vice President and General Counsel



                                      COMPUTERSHARE TRUST COMPANY, N.A.
                                      (FORMERLY KNOWN AS EQUISERVE
                                      TRUST COMPANY, N.A.)



                                      /s/ Kevin Laurita
                                      ------------------------------------------
                                      By:    Kevin Laurita
                                      Title: Managing Director